Exhibit 10.7

DESIGN THERAPEUTICS, INC.

May 21, 2019

Sean Jeffries

Re:                Employment Terms

Dear Sean:

Design Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Principal scientist/Chief Business Officer on the terms set forth below. This offer is subject to the following conditions:

•	As required by law, the Company receipt of satisfactory proof of your right to work in the United States

You will initially report to the Company’s Executive Chairman. You will initially be expected to work approximately 35 hours per week for the company. You will work at our facilities located in San Diego County with your initial primary employment location at JLabs at 3210 Merryfield Row, San Diego, CA 92121. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your compensation will be $9,166.67 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits, including medical, dental and vision insurance benefits. The Company may change compensation and benefits from time to time in its discretion.

Upon the completion of equity financing with total proceeds to the Company of not less than $8,000,000, you will transition to a full-time employee. At such time your new compensation will be $22,500 per month, less payroll deductions and all required withholdings.

As a Company employee, you will be expected to abide by Company policies and procedures. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property

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belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment relationship is at will. You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This letter, together with your Employee Proprietary Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Pratik Shah
Pratik Shah

Accepted:

/s/ Sean Jeffries	May 21, 2019
Sean Jeffries	Date

Attachment: Proprietary Information and Inventions Agreement

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